Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2021
(millions, except per share amounts)
Operating Revenue	$14,104

Operating Expenses	11,539

Income from operations	2,565

Other income	1,554

Interest and related charges	998

Income from continuing operations including noncontrolling interest before income tax expense	3,121

Income tax expense	345

Net income from continuing operations including noncontrolling interest	2,776

Net loss from discontinued operations including noncontrolling interest	(2,079)

Net income including noncontrolling interests	697
Noncontrolling interests	(180)

Net Income Attributable to Dominion Energy	$877

Amounts attributable to Dominion Energy
Net income from continuing operations	$3,029
Net loss from discontinued operations	(2,152)
Net income attributable to Dominion Energy	$877

EPS - Basic
Net income from continuing operations	$3.61
Net loss from discontinued operations	(2.62)
Net income attributable to Dominion Energy	$0.99

EPS - Diluted
Net income from continuing operations	$3.56
Net loss from discontinued operations	(2.62)
Net income attributable to Dominion Energy	$0.94

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2021
(millions)
Operating Revenue	$7,663

Operating Expenses	5,296

Income from operations	2,367

Other income	164

Interest and related charges	526

Income before income tax expense	2,005

Income tax expense	330

Net Income	$1,675